Exhibit 99.1
3200 County Rd 31, Rifle, CO 81650
Telephone: (720) 876 2373 Facsimile: (720) 876 2374

NATURAL RESOURCES USA CORPORATION CLARIFIES PROPOSAL TO PRIVATIZE THE COMPANY

RIFLE, Colo., August 4, 2011 - Natural Resources USA Corporation (the “Company”) advises that it has received further legal advice on the information received from Green SEA Resources Inc. (“Green SEA”), the majority owner of the Company, to privatize the Company pursuant to a short form merger (“Merger”) under the laws of the State of Utah.

The Merger has been approved and recommended to the board of directors of Green SEA by the Investment Committee of the board of directors of Green SEA and is subject to the approval of the board of Green SEA.  In its Schedule 13D, Green SEA anticipates that it will obtain the approval of the board of Green SEA.

Pursuant to the proposed Merger each outstanding share of common stock of the Company (other than those shares beneficially owned by Green SEA and any shares owned by shareholders who properly exercise their statutory right to dissent) would be converted into the right to receive $0.57 in cash.

The Board of Directors of the Company is not required to approve the Merger and the vote of the shareholders of the Company is not required to approve the Merger.

Green SEA is required to file a Schedule 13E-3 under the Securities and Exchange Act and disseminate this schedule to the Company shareholders prior to consummation of the Merger.  This schedule will include information regarding the Merger including a notice of rights to dissent under Utah law.

The information in this press release updates the information provided in our press release yesterday.

Further information about Natural Resources USA is available via the Company’s website at www.naturalresourcescorp.com.

***ENDS***

Forward Looking Statement
This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.

For Further Information:
Nina Dhupelia – Investor Relations
(970) 987 2828
info@naturalresourcescorp.com